Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-220770, 333-224713 and 333-255807 on Form S-3 and Registration Statement Nos. 333-173539, 333-177980, 333-201238, 333-211660, 333-218290, 333-230418, 333-233416, 333-222019, 333-255992, 333-265321 and 333-274090 on Form S-8 of our report dated March 5, 2024, relating to the financial statements of Axogen, Inc., and the effectiveness of Axogen, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
March 5, 2024